Exhibit 2.1

No. L 492 of the Roll of Deeds for 2015

    at Berlin                        on 29th of May 2015

Before me, the undersigned notary

Dr. Markus Lieck

in Berlin

with official residence at Kurfürstendamm 33, 10719 Berlin,

who, upon the request of the Participants went to the offices of CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB, Lennéstraße 7, 10785 Berlin, there appeared today

1.	Mr. Kai H. Brandes,
born on November 5, 1967,
business address at Leipziger Platz 15, 10117 Berlin,

-	who declares that he his acting not in his own name but instead as individually authorized representative and not subject to the restrictions of § 181 German Civil Code (BGB), on behalf of

CMP German Opportunity Fund II (SCA) SICAR, a partnership limited by shares incorporated under the laws of the Grand Duchy of Luxembourg with its seat office in Luxembourg and business address at

7A, rue Robert Stümper, 2557 Luxembourg, Grand Duchy of Luxembourg, registered with the trade and companies register of Luxembourg (Registre de Commerce et des Sociétés de Luxembourg) under no. B 157944,

- hereinafter “CMP GOF II” –

2.	Mr. Dr. Florestan von Boxberg,
born on September 20, 1961,
business address at Ringstraße 10, 35099 Burgwald,

-	who declares that he is acting not in his own name but instead as individually authorized director and not subject to the restrictions of § 181 German Civil Code (BGB), on behalf of

Jason GmbH, a limited liability company incorporated under the laws of Germany with its seat office in Sulzbach-Rosenberg and business address at Eisenhämmerstraße 9, 92237 Sulzbach-Rosenberg, registered with the commercial register of the Local Court of Amberg under no. HRB 2588,

- hereinafter “Jason” -

Deponent 1 proves his identity to the certainty of the notary by presentation of his valid German identification card. Deponent 2 proves his identity to the certainty of the notary by presentation of his valid German identification card. The deponents have full legal capacity to contract.

The notary asked the deponents whether he or a person connected with him professionally was or is active in a matter which is the subject matter of this notarization outside the notary office. The deponents answered this question in the negative.

The notary hereby certifies and attests, that he has caused a search to be made on May 28, 2015 at the commercial register of the Local Court of Amberg under registration no. HRB 2588 from which file it appears that the company styled Jason GmbH has its seat office in Sulzbach-Rosenberg and Mr. Dr. Florestan von Boxberg is authorized to represent the said company acting alone and is not subject to the restrictions of § 181 German Civil Code (BGB).

The representation entitlement of the deponent 1 for CMP German Opportunity Fund II (SCA) SICAR is shown from a notarized Power of Attorney dated April 2 and 13, 2015 which is submitted at today’s notarization, a certified copy of which is attached to this deed.

At the request of the deponents, the notarization is undertaken in English. The notary convinced himself through the notarization that all participants are sufficiently fluent in English.

The deponents requested the notarization of the following:

Share Purchase Agreement

between

CMP German Opportunity Fund II (SCA) SICAR

and

Jason GmbH

dated 29th May 2015

regarding the sale and purchase of all shares in Dronco GmbH

This Share Purchase Agreement (the "SPA") is entered into on this 29th day of May 2015, by and between

(1)
CMP German Opportunity Fund II (SCA) SICAR, a partnership limited by shares incorporated under the laws of the Grand Duchy of Luxembourg, registered with the trade and companies register of Luxembourg (Registre de Commerce et des Sociétés de Luxembourg) under no. B 157944

"CMP GOF II"
and

(2)	Jason GmbH, a limited liability company incorporated under the laws of Germany and registered with the commercial register of the Local Court of Amberg under no. HRB 2588
"Jason".
In this SPA, CMP GOF II and Jason are collectively referred to herein as the "Parties" or individually a "Party".
RECITALS

1.
CMP GOF II is the owner of 100 % of the issued share capital of DRONCO GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Berlin-Charlottenburg under registration no. HRB 149395 B (hereinafter referred to as "Target"), in the amount of EUR 25,000.00 divided into 25,000 shares in the nominal amount of EUR 1.00 each.

2.	Target is the parent company of a group of companies engaged in, amongst other things, the manufacturing and distribution of tools, including abrasives and related products (the "Business").

3.
On 24th of April 2015, the Parties have signed to the Roll of Deeds No. L 388/2015 of the notary Dr. Markus Lieck in Berlin a Memorandum of Understanding (the "MoU") with regard to Jason’s interest to purchase and acquire, and CMP GOF II’s interest to sell and transfer the Business by selling and transferring all its shares in the Target to Jason. Schedule Recital 3 to the MoU contains a draft of a Share Purchase Agreement (the "Draft SPA") which the Parties intent to sign upon fulfilment of the Pre-Requirements set out in the MoU.

4.	Between 25th of April 2015 and 22nd of May 2015, Jason has conducted the Phase II Due Diligence.

5.	On 4th of May 2015, German Federal Cartel Office has approved the Transaction pursuant to the applicable merger control laws in Germany.

6.
On 26th of May 2015 CMP GOF II delivered to Jason (i) a preliminary draft of an updated Disclosure Schedule within the meaning of Section 5 of the Draft SPA and (ii) an updated index of the documents provided in the Data Room (as defined in Section 9.3(a) of the Draft SPA).

7.	On 27th of May 2015 Jason notified CMP GOF II that the Jason Approval has been granted.

8.	On 28th of May 2015 CMP GOF II notified Jason that the CMP Approval has been granted.

9.	Capitalized terms in this SPA shall have the meaning ascribed to them in the MoU including the Draft SPA unless provided for otherwise in this SPA.
NOW, THEREFORE, the Parties agree as follows:
Jason herewith purchases and acquires, and CMP GOF II herewith sells and transfers the Business by selling and transferring all the shares in the Target to Jason in accordance with the terms and conditions of this SPA, which shall in wording and content be equal to the Draft SPA unless explicitly provided otherwise herein.
In order to reflect the discussions of the Parties between signing of the MoU and the date hereof and to complete and update the Draft SPA, the SPA shall differ from the Draft SPA as follows:

a)	Annex Section 5 to the Draft SPA is replaced in its entirety by Annex Section 5 to this SPA (being the updated Disclosure Schedule as per Section 2.3(a) of the MoU).

b)	In Section 5 (a) and Section 5.22 (b) of the Draft SPA, the term "Annex Section 5(a)" is replaced in its entirety by the term "Annex 5(a)" respectively.

c)	The second sentence of Section 5.16 (b) of the Draft SPA is replaced in its entirety as follows:
"Any repayment of shareholder loans by the entities of the Group after 2 September 2013 was made in compliance with the provisions of the Financing Documentation except for the repayment of shareholder loans in 2014, which is subject to ongoing discussions between Allianz and LfA Förderbank Bayern."

d)	Section 9.3 (a) of the Draft SPA is replaced in its entirety as follows:

"Seller shall not be liable for a breach of a Warranty of Seller if the underlying facts of the breach have been Fairly Disclosed to Purchaser or its representatives or advisors prior to the date hereof in the virtual data room set up with Drooms GmbH (the "Data Room") between 21 March 2015 and 22 May 2105, in particular for the purpose of the due diligence investigations conducted by Purchaser in connection with this Transaction. An index of the documents provided in such Data Room between 21 March 2015 and 22 May 2015 is attached hereto as Annex 9.3(a). For evidentiary purposes, Drooms GmbH has provided the Parties with three DVDs which contain the contents of the Data Room as of 22 May 2015. One of the DVDs has been deposited with the acting notary."

e)
Annex 9.3(a) to the Draft SPA is replaced in its entirety by Annex 9.3(a) to this SPA (being the updated index of the documents provided in the Data Room as per Section 2.3(a) of the MoU – the "Updated Data Room Index").

With regard to the Annex 9.3(a) to this deed, the deponents refer to the Updated Data Room Index, which was in hand in the form of a hardcopy.

The deponents declared that they have knowledge of the contents of the Updated Data Room Index. Instructed pursuant to § 14 of the German Code of Authentication (Beurkundungsgesetz), the deponents signed the Updated Data Room Index page by page. The deponents waived the reading aloud of the Updated Data Room Index and instructed the notary to attach the signed hardcopy thereof to this deed.

With regard to the other content of the SPA, unless amended above, the deponents refer to the Schedule Recital 3 to the MoU dated April 24, 2015, to the Roll of Deeds No. L

388/2015 of the notary Dr. Markus Lieck in Berlin, which was in hand in the form of a certified copy.

With regard to the Annexes 4.2(e), 5(a), 5.4, 5.5(a), 5.6(a), 5.7(c), 8.3, 8.4, 8.5(b), 8.6(a)(i), 8.6(a)(ii) and 11.4(a) to the SPA, the deponents refer to the reference deed dated April 24, 2015, to the Roll of Deeds No. L 387/2015 of the notary Dr. Markus Lieck in Berlin, which was in hand in the form of a certified copy.

The deponents declared that they have knowledge of the contents of the above mentioned deeds. Instructed pursuant to § 13a of the German Code of Authentication (Beurkundungsgesetz), the deponents waived the reading aloud of the deeds and the attachment thereof to this deed.

The present deed together with Annex Section 5 was read aloud by me, the notary, was approved by the deponents and signed by them and me in the following in our own hand as follows.

gez. Brandes
gez. F.v. Boxberg
gez. Lieck, Notar